Exhibit 99.6

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Dated: July 2, 2010

YEAR OF THE GOLDEN PIG, LLC

By: /s/ Dennis L. Pelino
      Name: Dennis L. Pelino
      Title: Sole Member and Manager

NEW CHINA MEDIA, LLC

By: /s/ Dennis L. Pelino
      Name: Dennis L. Pelino
      Title: Sole Member and Manager

/s/ Dennis L. Pelino
Dennis L. Pelino